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EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 9, 2005, with respect to the consolidated financial statements of Epiphany, Inc. for the years ended December 31, 2004 and 2003, included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-130458) and related Prospectus of SSA Global Technologies, Inc. for the registration of 9,000,000 shares of its common stock.

/s/ Ernst & Young LLP

San Francisco, California
April 12, 2006

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM